Exhibit 99.1

Jack Cooper Enterprises, Inc. Announces Successful Completion of Exchange Transactions

ATLANTA, December 9, 2016 — Jack Cooper Enterprises, Inc. (the “Company”) today announced the successful completion of its previously announced exchange transactions and the retirement of $131.2 million of its 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “Existing PIK Notes”).

The exchange transactions included (i) an unregistered exchange offer that resulted in the retirement of $34,268,763 aggregate principal amount of Exiting PIK Notes, and (ii) a private exchange with certain holders of the Existing PIK Notes that beneficially owned approximately $96,919,778 aggregate principal amount of the Existing PIK Notes. Settlement of the exchange offer and the private exchange occurred concurrently on December 9, 2016.